SECURITIES AND EXCHANGE COMMISSION

                 Washington, D. C.    20549



                          FORM 8-K


                       CURRENT REPORT



             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934



              Date of Report: December 22, 1995
              (Date of earliest event reported)


         MINNESOTA MINING AND MANUFACTURING COMPANY
   (Exact name of registrant as specified in its charter)



                       File No. 1-3285
                  (Commission File Number)


Delaware                            41-0417775
(State of incorporation)            (I.R.S. Employer
                                    Identification Number)




            3M Center                         55144-1000
      St. Paul, Minnesota                     (Zip Code)
(Address of principal executive offices)

Registrant's telephone, including area code:(612) 733-1110


Item 5.   Other Events.

On December 22, 1995, the U.S. District Court, Northern District of Alabama (the "Court"), approved a revised class action settlement program for resolution of claims seeking damages for personal injuries from allegedly defective breast implants (the "Revised Settlement Program"). The Revised Settlement Program is a revision of a previous settlement pursuant to a Breast Implant Litigation Settlement Agreement (the "Settlement Agreement") reached on April 8, 1994, and approved by the Court on September 1, 1994.

The Revised Settlement Program includes only domestic class members, and only class members with implants manufactured by certain manufacturer defendants, including the company and McGhan Medical Corporation. The company's obligations under the Revised Settlement Program are limited to eligible claimants with implants manufactured by the company or its predecessors ("3M implants") or manufactured by McGhan Medical Corporation after its divestiture from the company on August 3, 1984 ("Post-8/84 McGhan implants"). With respect to claimants with only Post-8/84 McGhan implants (or only Post 8/84 McGhan implants plus certain other manufacturers' implants), the benefits may be more limited than for claimants with 3M implants. Such benefits are payable by the company, Union Carbide Corporation and McGhan Medical Corporation.

In general, the amounts payable to individual current claimants (as defined in the Court's order) under the Revised Settlement Program, and the company's obligations to make those payments, will not be affected by the number of class members electing to opt-out from the Revised Settlement Program or the number of class members making claims under the Revised Settlement Program. The Revised Settlement Program provides for two compensation options, in addition to certain miscellaneous benefits, for current claimants with 3M implants.

Under the first option, denominated as Fixed Amount Benefits, current claimants with 3M implants who satisfy disease criteria established in the prior Settlement Agreement will receive amounts ranging from $5,000 to $100,000, depending on disease severity or disability level, whether the claimant can establish that her implants have ruptured, and whether the claimant also has had implants manufactured by Dow Corning. Under the second option, denominated as Long-Term Benefits, current claimants with 3M implants who satisfy more restrictive disease and severity criteria specified under the Revised Settlement Program can receive benefits ranging from $37,500 to $250,000.

In addition, current claimants with 3M implants are eligible for (a) a one-time payment of $3,000 upon removal of 3M implants during the course of the class settlement, and (b) an advance payment of $5,000 upon proof of having 3M implants and upon waiving or not timely exercising the right to opt-out from the Revised Settlement Program. Current claimants with only Post-8/84 McGhan implants (or only Post-8/84 McGhan implants plus certain other manufacturers' implants) are eligible only for benefits ranging from $10,000 to $50,000.

Eligible participants with 3M implants, who did not file current claims but are able to satisfy the more restrictive disease and severity criteria during an ongoing period of 15 years, will be eligible for the Long-Term Benefits, subject to certain funding limitations. Such participants also will be eligible for an advance payment of $1,000 upon proof of having 3M implants and upon waiving or not timely exercising the right to opt-out from the Revised Settlement Program. Benefit levels for eligible participants, who are not current claimants, with only Post-8/84 McGhan implants (or only Post-8/84 McGhan implants plus certain other manufacturers' implants) again will range from $10,000 to $50,000.

The company's obligations to fund Long-Term benefits for eligible claimants with 3M implants, and its obligations to fund any benefits for claimants with only Post-8/84 McGhan implants, are suspended if certain provisions of the Revised Settlement Program are challenged on appeal and will be canceled if any of those provisions are disapproved on appeal. In that event, the other benefits provided under the Revised Settlement Program would still be payable to any claimant with 3M implants who elected to participate in the program.

Because it is uncertain how many plaintiffs will choose to participate in the Revised Settlement Program, or what disease criteria they will satisfy and what options they will choose, the total amount and timing of the company's prospective payments under the Revised Settlement Program cannot be determined with precision at this time. The company, however, anticipates increasing its estimate of the minimum probable liabilities and associated expenses as well as increasing the receivables for the probable amount of insurance recoveries in the fourth quarter of 1995. As new developments occur, the estimates may be revised, or additional charges may be necessary to reflect the impact of these developments on the costs to the company of resolving breast implant litigation and claims. While such revisions or additional future charges could have a material adverse impact on the company's net income in the period in which they are recorded, the company believes that such revisions or additional charges, if any, will not have a material adverse effect on the consolidated financial position of the company.



                          SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.

                           MINNESOTA MINING AND
                           MANUFACTURING COMPANY



                           By:   /s/ Janet L. Yeomans
                                 Janet L. Yeomans,
                                 Treasurer



Dated:   January 9, 1996